EXHIBIT 10.3

October 1, 2004

Mr. William V. Grickis, Jr.
Senior Vice President and General Counsel
Gerber Scientific, Inc.
83 Gerber Road West
South Windsor, Connecticut 06074

Dear Bill:

Gerber Scientific, Inc. (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, should the Company face a possible Change in Control (as defined in Section 2 of this Agreement), such as the acquisition of a substantial share of the equity or voting securities of the Company, the Board of Directors of the Company (the "Board") has determined that it is imperative that it and the Company be able to rely upon your continued services without concern that you might be distracted by the personal uncertainties and risks that the possibility of a Change in Control might entail.

Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in the face of potentially disturbing circumstances that could arise out of a possibility for a Change in Control of the Company.

In order to induce you to remain in the employ of the Company and its subsidiaries and in consideration of your agreement set forth in Section 2(B) hereof, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company and its subsidiaries is terminated subsequent to a Change in Control under the circumstances described below.

  Term of Agreement

  This Agreement shall commence on the date hereof and shall continue in effect through April 30, 2005, provided, however, the term of this Agreement shall automatically be extended for one additional year commencing on May 1, 2005 and on each May 1 thereafter, unless, not later than April 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; provided further that, notwithstanding any such notice by the Company not to extend, if a Change in Control shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the expiration of the term in effect immediately before such Change in Control; provided further that, notwithstanding anything herein to the contrary, if at any time prior to a Change in Control you, for whatever reason, cease to be Senior Vice President and General Counsel of the Company, then this Agreement shall automatically terminate and, at all times thereafter, shall be null and void and of no further force and effect and you shall not be entitled to any benefits whatsoever hereunder.

  Change in Control

    No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company, as set forth below. For purposes of this Agreement a "Change in Control" of the Company shall mean the occurrence of any one or more of the following events:

      the Company shall (1) merge or consolidate with or into another corporation or entity or enter into a share exchange between the Company or stockholders of the Company and another individual, corporation or other entity and as a result of such merger, consolidation or share exchange less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation or entity shall then be owned in the aggregate by the former stockholders of the Company; or (2) sell, lease, exchange or otherwise dispose of more than two-thirds (2/3) of the Company's property and assets in one transaction or a series of related transactions to one or more individuals, corporations or other entities that are not subsidiaries of the Company, assuming that if consummation of such transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, such consent by the government or governmental agency is obtained (either explicitly or implicitly by consummation of the transaction);

      the stockholders of the Company adopt a plan of complete liquidation of the Company;

      any "person" (as such term is used in Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than the Employee, the Company, any of the Company's subsidiaries, any employee benefit plan of the Company and/or one or more of its subsidiaries or any person or entity organized, appointed or established pursuant to the terms of any such employee benefit plan) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of voting securities of the Company representing thirty percent (30%) or more of the total number of votes eligible to be cast at any election of directors of the Company; provided, however, that no Change in Control shall be deemed to have occurred under this subparagraph (iii) if such "person" becomes a holder of the Company's securities in one or more transactions initiated or pursued by the Company unless after such transaction(s) less than fifty percent (50%) of the outstanding voting securities of the Company shall be owned in the aggregate by the former stockholders of the Company; or

      as a result of, or in connection with, any tender offer or exchange offer, share exchange, merger, consolidation or other business combination, sale, lease, exchange or other disposition of more than two-thirds (2/3) of the Company's assets, a contested election, or any combination of the foregoing transactions, the persons who are directors of the Company on the date hereof (the "Incumbent Board") shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company; provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company's stockholders was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of a proxy statement of the Company in which such person is named as a nominee for director without any objection to such nomination) shall be, for purposes herein, considered as though such person were a member of the Incumbent Board.

    In exchange for the benefits under this Agreement, you agree that, subject to the terms and conditions herein, in the event of a potential Change in Control of the Company occurring after the date hereof, you will not voluntarily terminate your employment with the Company and its subsidiaries until the earlier of (i) the date which is six months after the occurrence of such potential Change in Control of the Company or (ii) the occurrence of a Change in Control of the Company. If more than one potential Change in Control occurs during the term of this Agreement, the provisions of the preceding sentence shall be applicable to each potential Change in Control occurring prior to an actual Change in Control. For the purposes of this Agreement, a "potential Change in Control" of the Company shall be deemed to have occurred if: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential Change in Control of the Company has occurred.

  Termination Following Change in Control. If any of the events described in Section 2 hereof constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon the subsequent termination of your employment with the Company and its subsidiaries during the term of this Agreement and within two (2) years of the Change in Control, unless such termination is (x) a result of your death, Disability, or Retirement; (y) by you for other than Good Reason (as defined in Section 3(A)); or (z) by the Company or any of its subsidiaries for Cause (as defined in Section 3(C)). The benefits provided in Section 4 shall be in lieu of any termination, separation, severance or similar benefits under your employment agreement, if any, or under the Company's termination, separation, severance or similar plans or policies, if any (other than benefit plans of the Company which incidently provide for benefits in the event of a change in control, as such term is defined in such plans). If your employment is terminated as a result of your death, Disability or Retirement, by you for other than Good Reason or by the Company or any of its subsidiaries for Cause, then you shall not be entitled to any termination, separation, severance or similar benefits under this Agreement, and you shall be entitled to benefits under your employment agreement, if any, and/or under the Company's termination, separation, severance or similar plans or policies, if any, only in accordance with the terms of any such employment agreement, plans and policies.

    Good Reason. You shall be entitled to terminate your employment for Good Reason. For the purposes of this Agreement, "Good Reason" shall mean the occurrence, without your express written consent, of any of the following circumstances:

      a significant change in the nature or scope of your authorities, duties or responsibilities from those applicable to you immediately prior to the date on which a Change in Control occurs;

      a reduction in your base annual salary from that provided to you immediately prior to the date on which a Change in Control occurs;

      a diminution in your eligibility to participate in compensation plans and employee benefits and perquisites which provide opportunities to receive overall compensation and benefits and perquisites from the greater of:

      (a) the opportunities provided by the Company (including its subsidiaries) for executives with comparable duties; or

      (b) the opportunities under any such plans and perquisites under which you were participating immediately prior to the date on which a Change in Control occurs;

      a change in the location of your principal place of employment by the Company (including its subsidiaries) by more than fifty (50) miles from the location where you were principally employed immediately prior to the date on which a Change in Control occurs;

      a significant increase in the frequency or duration of your business travel; or

      a reasonable determination by the Board of Directors of the Company that, as a result of a Change in Control and a change in circumstances thereafter significantly affecting your position, you are unable to exercise the authorities, powers, functions or duties attached to your position immediately prior to the date on which a Change in Control occurs.

    Disability; Retirement.

      For purposes of this Agreement, "Disability" shall mean permanent and total disability as such term is defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). Any question as to the existence of your Disability upon which you and the Company cannot agree shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, such selection shall be made by any adult member of your immediate family or your legal representative) and approved by the Company, said approval not to be unreasonably withheld. The determination of such physician shall be made in writing to the Company and to you and shall be final and conclusive for all purposes of this Agreement.

      For purposes of this Agreement, "Retirement" shall mean your voluntary termination of employment with the Company at or after the age of 65 in accordance with the Company's retirement policies (excluding early retirement) generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

    Cause. For purposes of this Agreement, "Cause" shall mean (a) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination in the manner provided for in Section 3(D) by you for Good Reason) after written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (b) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Section 3(C), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that, in the good faith opinion of the Board you were guilty of conduct set forth above in this Section 3(C) and specifying the particulars thereof.

    Any termination of your employment by the Company or any of its subsidiaries or by you shall be made by written notice of termination to the other party. Such "Notice of Termination" shall mean a written document specifying the provision in this Agreement being relied upon and setting forth a summary of the facts and circumstances which provide the basis for termination of your employment. The "Date of Termination" shall be the date upon which the Notice of Termination is given.

  Compensation upon Termination Following a Change in Control

    If your employment shall be terminated for any reason otherwise than (x) as a result of your death, Disability or Retirement; (y) by you for other than Good Reason; or (z) by the Company or any of its subsidiaries for Cause, within two (2) years following a Change in Control (as defined in Section 2), then you shall be entitled to the benefits provided below:

      The Company or one of its subsidiaries shall pay you, not later than the fifth business day following the Date of Termination ("Payment Date"), the sum of your full base salary through the Date of Termination, as earned by you but not yet paid to you, at the salary level in effect on (x) the Date of Termination or (y) the day immediately preceding the date of the Change in Control, whichever is higher ("full base salary"), and your pro rata share of your annual incentive bonus payment in effect on the Date of Termination. The Company or one of its subsidiaries shall also pay you all other amounts to which you are entitled under any compensation plan of the Company applicable to you, at the time such payments are due. For purposes of this Section 4 and the other provisions of this Agreement, "your annual incentive bonus payment in effect on the Date of Termination" shall mean the target amount of your annual incentive bonus payment (under the Company's Annual Incentive Bonus Plan or any successor plan) for the year in which the Notice of Termination is given. Your pro rata share of your annual incentive bonus payment in effect on the Date of Termination shall be that percentage of your annual incentive bonus payment in effect on the Date of Termination that is equal to the number of days in the fiscal year completed prior to the Date of Termination divided by 365.

      On the Payment Date the Company shall also pay you a severance payment equal to two and one-half (2 ½) times the sum of (x) your full base salary and (y) your annual incentive bonus payment in effect on the Date of Termination.

      The Company shall cause (x) all unvested stock options or other stock grants held by you on the Date of Termination immediately to vest and be fully exercisable as of the Date of Termination, (y) any restrictions on all restricted stock held by you on the Date of Termination immediately to lapse and all shares of such stock to fully vest as of the Date of Termination, and (z) any accrued benefit or deferred arrangement of the Company that you otherwise would become entitled to if you continued employment with the Company immediately to vest as of the Date of Termination.

      The Company shall maintain in full force for two and one-half (2 ½) year(s) following the Date of Termination (the "Benefit Period") all life insurance, health (medical and dental), accidental death and dismemberment, pension and disability plans and programs in which you are entitled to participate immediately prior to the Date of Termination, or if your continued participation is not possible under the general terms and provisions of such plans and programs, the Company shall provide you with benefits equivalent to those provided by such plans and programs, provided that the Company will not be required to maintain these plans and programs, or the equivalent thereof, beyond your reaching the age of 65 or upon your securing new full time employment which makes such benefits available to you. Additional years of service equal to the length of the Benefit Period will be credited to you for purposes of calculating your benefits under the Company's Pension Plans at the rate of your full base salary and annual incentive bonus payment in effect on the Date of Termination (as defined in Section 4(A)(i) hereof).

      The Company shall make available to you, at the Company's expense, outplacement counseling services. You may select the organization that will provide you with such services, provided that the Company shall not be required to pay more than $50,000 for any such services.

    There shall be no limit on the amount of payments due you under Section 4(A) unless (i) your net income from the payments made under Section 4(A) would be maximized, in consideration of federal, state and local income and excise taxes, from limiting the sum of payments (the "Total Lump Sum Payment") in Section 4(A) to 2.99 times your prior five years' average income, or "base amount" as defined in Section 280G of the Internal Revenue Code, as amended (the "Code"), and (ii) the Total Lump Sum Payment due to you is more than 2.99 times your base amount but not more than 3.5 times your base amount. In such case, your Total Lump Sum Payment will be reduced to 2.99 times your base amount.

    In the event that any payment or benefit received or to be received by you pursuant to the terms of this Agreement (the "Contract Payments") or in connection with your termination of employment or contingent upon a Change in Control of the Company pursuant to any plan or arrangement or other agreement with the Company (or any affiliate) ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code, as determined as provided below, and has not been subject to the modified cap described in Section 4(B), the Company shall pay to you, at the time specified in Section 4(C)(iii) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of the Excise Tax on Contract Payments and Other Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 4(C), and any interest, penalties or additions to tax payable by you with respect thereto, shall be equal to the total present value of the Contract Payments and Other Payments at the time such Payments are to be made.

      For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax

      (a) the total amount of the Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent tax counsel retained by the Company's independent auditors and reasonably acceptable to you ("Tax Counsel"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax;

      (b) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code (after applying the previous clause); and

      (c) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

      For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of your residence for tax purposes in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

      The Gross-Up Payments provided for in this Section 4(C) hereof shall be made upon the earlier of (x) the payment to you of any Contract Payment or Other Payment or (y) the imposition upon you or payment by you of any Excise Tax.

      If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax is less than the amount taken into account under this Section 4(C), you shall repay to the Company within five (5) business days of your receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by you on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within five (5) business days of the Company's receipt of notice of such final determination or opinion.

    The Company shall also pay to you all legal fees and expenses, if any, reasonably incurred by you in connection with seeking to obtain or enforce any right or benefit provided by this Agreement.

    You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits received after the Date of Termination or otherwise.

  Successors; Binding Agreement

    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain such assumption and agreement within thirty days following the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

    This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

  Confidential Information. You shall hold in fiduciary capacity for the benefit of the Company or its subsidiaries all secret or confidential information, knowledge or data relating to the Company, the subsidiaries and their respective businesses, which shall have been obtained during your employment by the Company or its subsidiary and which shall not be public knowledge (other than by acts by you or your representatives in violation of this Agreement). After termination of your employment with the Company or its subsidiaries, you shall not, without prior written consent of the Company or its subsidiaries, communicate or divulge any such information, knowledge or data to anyone other than the Company or its subsidiaries or those designated by them. The preceding two sentences shall not apply with respect to any information you are required to disclose pursuant to a valid and effective subpoena or order issued by a court of competent jurisdiction or with respect to any information you are reasonably required to disclose in enforcing the terms of this Agreement. In no event shall an asserted violation of this Section 6 constitute a basis for deferring or withholding any amounts otherwise payable to you under this Agreement, nor will any asserted violation of this Section 6 relieve you of your responsibilities under this Agreement.

  Agreement Not to Compete. You agree that for a period of one year following the Date of Termination, you will not engage, directly or indirectly, whether as a principal, agent, distributor, representative, consultant, employee, partner, stockholder, limited partner or other investor (other than an investment of not more than two percent (2%) of the stock or equity of any corporation the capital stock of which is publicly traded) or otherwise, in the same or a substantially similar business as that conducted and carried on by the Company or any of its subsidiaries and being directly competitive with the Company or any of its subsidiaries on the Date of Termination or at any time during such one-year period.

  Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the address set forth on the first page of this Agreement with respect to the Company and on the signature page with respect to you, provided that all notices to the Company shall be directed to the attention of the President of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

  Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Further, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut. All references to sections of the Code or Exchange Act shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

  Integration. This Agreement contains the entire agreement of the parties hereto and supersedes all previous agreements between the parties, written or oral, express or implied, covering the subject matter hereof.

  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely, Gerber Scientific, Inc.
By:_/s/ Marc T. Giles_______________ Marc T. Giles President and Chief Executive Officer

Agreed to this 19 day of November, 2004

By: _/s/ William V. Grickis________________
       William V. Grickis, Senior Vice President
       and General Counsel
       83 Gerber Road West
       South Windsor, CT 06074____________
       Address of Executive